Exhibit 3.2
By-laws
of
Honeywell Aerospace Inc.
Amended as of
June 29, 2026

By-laws
of
Honeywell Aerospace Inc.
ARTICLE I
OFFICES
SECTION 1.    Registered Office. The registered office of Honeywell Aerospace Inc. (the “Corporation”) within the State of Delaware shall be in the City of Wilmington, County of New Castle.
SECTION 2.    Other Offices. The Corporation may also have an office or offices and keep the books and records of the Corporation, except as may otherwise be required by law, in such other place or places, either within or outside of the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
SECTION 1.    Place of Meetings. All meetings of stockholders of the Corporation shall be held at the registered office of the Corporation in the State of Delaware or at such other place, within or outside of the State of Delaware, as may from time to time be fixed by the Board or specified or fixed in the respective notices or waivers of notice thereof. The Board may determine that the meeting of stockholders (i) shall not be held at any place and instead shall be held solely by means of remote communication, or (ii) shall be held by means of remote communication in addition to a physical location, in each case as permitted by applicable law.
SECTION 2.    Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors and for the transaction of any other proper business shall be held on such date and at such other time as may be fixed by the Board. If the annual meeting for the election of directors shall not be held on the day designated, the Board shall cause the meeting to be held as soon thereafter as convenient. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.
SECTION 3.    Special Meetings. Special meetings of stockholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors (as determined in accordance with Section 2 of Article III of these By-laws), or by the Chief Executive Officer or, from and after the 2030 annual meeting of stockholders, shall be called by the Secretary upon the written request (a “Special Meeting Request”) of stockholders of record Owning (as defined below in this Section 3) not less than 15% of the outstanding shares of the Corporation’s common stock (the “Requisite Percent”) as of the Ownership Record Date (as defined below), filed with the Secretary of the Corporation in accordance with the requirements of this Section 3. The Board or the Chief Executive Officer may postpone, reschedule or cancel any special meeting of stockholders previously called by it, him or her.
As used in this Section 3 of Article II and Section 4 of Article III of these By-laws, the terms “Owns,” “Owned,” and “Owning” and other variations of the word “Own” shall mean only those outstanding shares of Common Stock of the Corporation as to which a stockholder possesses both:
(i)    the full voting and investment rights pertaining to the shares; and
(ii)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(i)    sold by such stockholder or any control person in any transaction that has not been settled or closed, including any short sale,
(ii)    borrowed by such stockholder or any control person for any purposes or purchased by such stockholder or any control person pursuant to an agreement to resell, or
(iii)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its control persons, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of:
(A)    reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its control persons’ full right to vote or direct the voting of any such shares, and/or
(B)    hedging, offsetting, or altering to any degree gain or loss arising from the full economic interest in such shares by such stockholder or control person.
A stockholder “Owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the applicable request or notice, as the case may be, and through the date of the special meeting or the annual meeting, as the case may be. Whether outstanding shares of the Corporation are “Owned” for these purposes shall be determined by the Board.
No stockholder may submit a Special Meeting Request unless a stockholder of record (whether acting for him, her or itself, or at the direction of a beneficial owner) has first submitted to the Secretary of the Corporation a written request that the Board fix a record date to determine the stockholders of record who are entitled to deliver a Special Meeting Request (such record date, the “Ownership Record Date”). A written request to fix an Ownership Record Date must include (1) the signature of the stockholder(s) of record submitting such request and the date such request was signed, together with the identity of the beneficial owner, if any, directing such stockholder of record to submit such request, and (2) the text of each proposal desired to be submitted for stockholder approval at the special meeting, if any. Within ten (10) days of the Secretary’s receipt of a valid request to fix the Ownership Record Date in compliance with this Section 3, the Board shall pass a resolution fixing the Ownership Record Date, which Ownership Record Date shall not be more than ten (10) days after the date of such resolution and shall not precede the date such resolution is adopted. If an Ownership Record Date is not fixed by the Board within the required period set forth above, the Ownership Record Date shall be the tenth (10th) day after a valid written request to fix an Ownership Record Date is received by the Secretary. To be valid, any Special Meeting Request must be delivered to the Secretary no earlier than the applicable Ownership Record Date and no later than sixty (60) days after the applicable Ownership Record Date.
A Special Meeting Request must specify the matter or matters to be acted upon at such meeting, each of which must be a proper subject for stockholder action under applicable law. The requesting stockholders must also provide a brief description of the business desired to be brought before the meeting (including the complete text of any resolution and any amendment to any Corporation document intended to be presented at the meeting), the reasons for conducting such business at a special meeting of stockholders, any other information which may be required pursuant to these By-laws or which may be required to be disclosed under the Delaware General Corporation Law (the “DGCL”) or included in a proxy statement filed pursuant to the rules of the U.S. Securities and Exchange Commission, and, as to the stockholders requesting the meeting and the beneficial owners on whose behalf the meeting is being requested, (i) their name and address, as they appear on the Corporation’s books, (ii) the class and number of shares of the Corporation which are Owned beneficially or of record as of the date of such Special Meeting Request, together with documentary evidence of such Ownership, (iii) any material interest in the business to be brought before the meeting, (iv) a description of all agreements or other arrangements or understandings between each such stockholder, any nominee (if such business is the election of one or more nominees of such stockholders) and/or beneficial owner or any of their respective affiliates or associates, and any other person or persons (including the names of such person(s)) in connection with such business, including any swap or other derivative or short positions, profits interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss to or manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder, nominee or beneficial owner or any of their respective affiliates or associates with respect to the shares of the Corporation, (v) an undertaking by the stockholder to notify the Corporation in writing of any change in the information called for by clauses (ii), (iii) and (iv) as of the record date for such special meeting, (vi) any other information required to be disclosed pursuant to Article III, Section 3 of these By-laws, by notice received by the Secretary at the principal executive offices of the Corporation not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date, and (vii) an acknowledgement that any reduction in Ownership below the Requisite Percent or any failure to comply with the provisions of this Section 3 following the delivery of the Special Meeting Request to the Secretary shall constitute an irrevocable revocation of such Special Meeting Request. A stockholder of record may also revoke a Special Meeting Request at any time before the special meeting by sending written notice of revocation to the Secretary of the Corporation.
Following receipt of a valid Special Meeting Request in accordance with these By-laws, the Secretary of the Corporation shall fix the date and time of the special meeting of stockholders. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law or the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act (as defined below) or other applicable law, (ii) the Special Meeting Request is delivered during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at a meeting of the stockholders held not more than 12 months before the Special Meeting Request is delivered, (iv) a Similar Item was presented at a meeting of the stockholders held not more than 90 days before the Special Meeting Request is delivered (and, for purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors) or (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called by the time the Special Meeting Request is delivered but not yet held. Only matters as are stated in the notice of a special meeting of stockholders shall be brought before and acted upon thereat; provided that nothing herein shall prohibit the Board from submitting matters to the stockholders at any special meeting called by the stockholders.
SECTION 4.    Notice of Meetings. Notice of each meeting of stockholders, annual or special, shall be in writing, shall state the place, if any, or the means of remote communication, if any, the date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. When a meeting is adjourned to another time or place (including an adjournment taken to address a failure to convene or continue a meeting using remote communication), notice of the adjourned meeting need not be given if the time of, place, if any, of, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting.
SECTION 5.    Quorum. At each meeting of stockholders of the Corporation, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, the chair of the meeting or a majority in interest of those present in person or represented by proxy and entitled to vote at the meeting may adjourn the meeting from time to time until a quorum shall be present. A quorum, once established, shall not be broken, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 6.    Order and Conduct of Business. The Chair of the Board shall act as chair of meetings of stockholders of the Corporation. The Board may designate any director or officer of the Corporation to act as chair of any meeting in the absence of the Chair of the Board, and only the Board may further provide for determining who shall act as chair of any meeting of stockholders in the absence of the Chair of the Board and any such designee. The Board may adopt such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, but are not limited to, the following: (a) establishing an agenda or order of business for the meeting, (b) establishing rules and procedures for maintaining order at the meeting and the safety of those present, (c) establishing limitations on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chair shall permit, (d) establishing restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) establishing limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot, (f) restricting the use of cell phones, audio or video recording devices and similar devices at the meeting, and (g) concluding, recessing or adjourning the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 7.    Voting. Except as otherwise provided in the Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”), at each meeting of stockholders, every stockholder of the Corporation shall be entitled to one vote for every share of capital stock standing in his or her name on the stock record of the Corporation (i) at the time fixed pursuant to Section 6 of Article VII of these By-laws as the record date for the determination of stockholders entitled to vote at such meeting, or (ii) if no such record date shall have been fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given. At each meeting of stockholders, except as otherwise provided by law or in the Certificate of Incorporation or these By-laws, in all matters the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders.
SECTION 8.    Inspectors. In advance of any meeting of stockholders, the Board shall appoint one or more inspectors to act at the meeting and make a written report thereof and may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector shall take and sign such oath and perform such duties as shall be required by law and may perform such other duties not inconsistent therewith as may be requested by the Corporation.
ARTICLE III
DIRECTORS
SECTION 1.    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the stockholders.
SECTION 2.    Number, Election and Terms.
(a)    Authorized Number; Filling of Vacancies. The authorized number of directors shall be determined from time to time only by vote of a majority of the then authorized number of directors. The directors, other than those who may be elected by the holders of the Preferred Stock of the Corporation pursuant to the Certificate of Incorporation, shall hold office for the applicable term set forth in the Certificate of Incorporation. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until a successor shall be elected and qualified or until his or her earlier death, resignation, disqualification or removal. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of stockholders at which the director’s full term of office expires, and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
(b)    Majority Voting.
(i)    Except as provided in paragraph (c) of this Section 2, a nominee for director will be elected to the Board if the number of votes cast “for” that nominee’s election exceed the number of votes cast “against” that nominee’s election (excluding abstentions) at any meeting for the election of directors at which a quorum is present (a “Majority Vote”).
(ii)    Any nominee who does not receive a Majority Vote is expected to promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The Nominating and Governance Committee will promptly consider the resignation submitted by each nominee failing to receive a Majority Vote and recommend to the Board whether to accept the tendered resignation or reject it. The Board will consider the Nominating and Governance Committee’s recommendation and decide whether to accept or reject any tendered resignations no later than at its first regularly scheduled meeting following certification of the stockholder vote.
Following the Board’s decision on the Nominating and Governance Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the U.S. Securities and Exchange Commission.
To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Governance Committee failed to receive a Majority Vote at the same election, then the independent directors who were elected will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who were elected.
(c)    Contested Elections. If the Secretary determines that a director election is contested (meaning that the number of total nominees for director, whether nominated by the Board and/or stockholders, exceeds the number of directors to be elected), directors shall be elected by a plurality of the votes cast in person or by proxy at any meeting of stockholders for the election of directors at which a quorum is present; provided, that, nominations by stockholders (i) have been made in compliance with Sections 3 and/or 4, as applicable, of this Article III and (ii) have not been withdrawn (such that the number of nominees no longer exceeds the number of directors to be elected) on or prior to the day immediately preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote “against” any nominee.
SECTION 3.    Advance Notice of Stockholder Business and Nominations.
(a)    Annual Meeting of Stockholders.
(i)    Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders as follows:
(A)    pursuant to the Corporation’s notice of meeting;
(B)    by or at the direction of the Board of Directors; or
(C)    by any stockholder of the Corporation who was a stockholder of record at and from the time of giving notice provided for in this Section 3 through the date of the meeting, who is entitled to vote at the meeting, who complied with the notice procedures set forth in this Section 3 and, in connection with nominations of persons for election to the Board of Directors, who complied with the requirements of Rule 14a-19 under the Exchange Act (as defined below).
(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 3 (whether or not such nominations or other business are proposed pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), the stockholder or the Stockholder Associated Person must have given timely notice thereof in writing to the Secretary of the Corporation (the “Stockholder Notice”), and such other business must be a proper matter for stockholder action. To be timely, a Stockholder’s Notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the separation of the Corporation from Honeywell, the date of the preceding year’s annual meeting shall be deemed to be May 22, 2026); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date (other than as a result of adjournment), the Stockholder Notice to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting commence a new time period for the giving of a Stockholder Notice as described above. Such Stockholder Notice shall set forth:
(A)    as to each person whom the stockholder proposes to nominate for election or reelection as a director:
(1) the name, age and residential address of such person,
(2) the principal occupation or employment of such person (present and for the past five years),
(3) the completed and signed questionnaire, representation and agreement required by Article III, Section 4 of these By-laws,
(4) a descriptions of any business or personal interest that would reasonably be expected to place such person in a potential conflict of interest with the Corporation or any of its subsidiaries, and
(5) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to be named as a nominee in any proxy statement relating to the meeting of stockholders and to serve as a director if elected);
(B)    as to any other business that the stockholder proposes to bring before the meeting:
(1) a brief description of the business desired to be brought before the meeting,
(2) the reasons for conducting such business at the meeting, and
(3) the text of any proposal or resolutions to be proposed for consideration by stockholders and, if such business includes a proposal to amend the Certificate of Incorporation or these By-laws, the text of the proposed amendment;
(C)    as to the stockholder giving the notice:
(1)    the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of (a) each beneficial owner, if any, on whose behalf the nomination is made or business is brought, as applicable, (b) any associate or affiliate of such stockholder or such beneficial owner, if any, (c) any other persons or entities who are a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such stockholder or such beneficial owner, if any, with respect to acquiring, holding or voting any securities of the Corporation, and (d) any participant (as defined in Instruction 3 to Item 4 of Schedule 14A) with such stockholder or such beneficial owner, if any, with respect to any proposed business or nomination (the persons described in the foregoing clauses (a) through (d), collectively, the “Stockholder Associated Persons” and each individually, a “Stockholder Associated Person”),
(2)    the class and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and any Stockholder Associated Person as of the date of the Stockholder Notice,
(3)    any material interest of such stockholder or any Stockholder Associated Person in such nomination or proposal,
(4)    a description of all agreements or other arrangements or understandings of such stockholder, the nominee(s) and/or any Stockholder Associated Person (including any swap or other derivative or short positions, profits interests, options, hedging transactions, warrants, convertible securities, synthetic arrangements, or borrowed or loaned shares, or other arrangements) the effect of any of which is to mitigate loss to or manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder, the nominee(s) or any Stockholder Associated Person with respect to shares of the Corporation,
(5)    a description of any material direct or indirect interest in a contract or agreement of such stockholder, the nominee(s) and/or any Stockholder Associated Person with the Corporation, any affiliate of the Corporation and/or any principal competitor of the Corporation (including any competitor identified in Part I, Item 1 of the annual report on Form 10-K or amendment thereto most recently filed by the Corporation with the U.S. Securities and Exchange Commission or in Item 8.01 of any current report on Form 8-K filed by the Corporation with the U.S. Securities and Exchange Commission thereafter but prior to the tenth day before the deadline for a stockholder’s notice) (each a “Principal Competitor”),
(6)    a certification that each such stockholder and each Stockholder Associated Person, if any, has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation,
(7)    a description of any material pending or threatened legal proceeding in which such stockholder, the nominee(s) and/or any Stockholder Associated Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(8)    a description of any arrangements, agreements or understandings, including any that may be related to compensation or any other material relationships, between the stockholder, any Stockholder Associated Person, the nominee(s) and/or any affiliate or associate of the nominee(s), and any other person or persons, in connection with such nomination or proposal, during the previous three years, including the names of such persons, and including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to such person),
(9)    a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its Stockholder Notice and/or bring before the meeting the proposal described in its Stockholder Notice,
(10)    any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such stockholder or Stockholder Associated Person in support of the nomination and/or the business proposed to be brought before the meeting,
(11)    an undertaking by such stockholder or such Stockholder Associated Person delivering the Stockholder Notice to notify the Corporation in writing of any change in the information called for by clauses (1) through (10) as of the record date for such annual meeting, by notice received by the Secretary at the principal executive offices of the Corporation not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date; and
(D)    in the case of a nomination, the written agreement, representation and warranty of the stockholder or Stockholder Associated Person delivering the Stockholder Notice addressed to the Corporation that the stockholder and any applicable Stockholder Associated Person has complied with the requirements of Rule 14a-19 under the Exchange Act, including but not limited to the intent to deliver a proxy statement and/or form of proxy to holders of at least 67% of the voting power of the Corporation’s outstanding common stock entitled to vote in the election of directors.
(iii)    The stockholder or Stockholder Associated Person delivering the Stockholder Notice must further update and supplement the Stockholder Notice to provide evidence and a certification that the stockholder or Stockholder Associated Person has solicited proxies from holders of at least 67% of the voting power of the Corporation’s outstanding common stock entitled to vote in the election of directors and has otherwise complied with the requirements of Rule 14a-19(a)(3) under the Exchange Act. Such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days prior to the relevant meeting of stockholders.
(iv)    The Corporation may also, as a condition to any Stockholder Notice being deemed properly brought before a meeting, require any stockholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given, or any proposed nominee, to deliver to the Secretary, within five (5) business days of any such request, such other information as may reasonably be required by the Corporation or its Board of Directors, in its sole discretion, to determine (a) the eligibility, suitability or qualifications of a proposed nominee to serve as a director of the Corporation, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation or (c) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(v)    The nominee(s) must make themselves available and provide such information as is required under Section 4(h) of Article III of the By-laws.
(vi)    Notwithstanding anything in this Section 3 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice required by this Section 3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at and from the time of giving of notice provided for in this Section 3 through the date of the meeting, who shall be entitled to vote at the meeting, who complies with the notice procedures set forth in this

Section 3 (including the procedures set forth in Section 3(a) (as though the special meeting were an annual meeting) and Section 3(c)) and who complies with the requirements of Rule 14a-19 under the Exchange Act. To be timely, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.
(c)    General.
(i)    Only such persons who are nominated in accordance with the procedures set forth in this Section 3 shall be eligible to serve as directors (these procedures being the exclusive means for a stockholder to nominate any person for election to the Board at a meeting of stockholders), and only such other business, as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3 or that are otherwise properly brought under Rule 14a-8 under the Exchange Act shall be conducted at a meeting of stockholders. Notwithstanding the foregoing provisions of this Section 3, if the stockholder giving the notice (or a qualified representative thereof) does not appear at the meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination or proposed business shall be disregarded, notwithstanding that votes or proxies in respect of such nomination or proposed business may have been received by the Corporation.
(ii)    Except as otherwise provided by law, if a nomination or any business proposed to be brought before the meeting was not made or proposed, as the case may be, in accordance with the procedures set forth in this Section 3 or if any of the information provided to the Company pursuant to this Section 3 was inaccurate, the Board of Directors or the chair of the meeting shall have the power to declare that such nomination or proposed business shall be disregarded. Notwithstanding anything to the contrary in these By-laws, except as otherwise provided by law, if any stockholder (x) provides notice pursuant to Rule 14a-19 and (y) subsequently fails to comply with the requirements of Rule 14a-19 of the Exchange Act (including because the stockholder fails to provide the Corporation with all information or notices required by Rule 14a-19), then the director nominees proposed by such stockholder shall be ineligible for election at the applicable meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such votes or proxies may have been received by the Corporation.

(iii)    For purposes of these By-laws:
(A) “affiliate” and “associate” shall have the meanings assigned to such terms in Rule 405 under the Exchange Act,
(B) “beneficial owner” shall have the meaning ascribed to such term under Section 13(d) of the Exchange Act, except that a person will also be deemed to be the beneficial owner of securities or other interests which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any securities or under any agreement, arrangement or understanding (whether or not in writing), regardless of when such right may be exercised and regardless of whether or not they are conditional, and “owned beneficially” shall have the correlative meaning,
(C) “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the close of business on a day that is not a business day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding business day, and
(D) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(iv)    Notwithstanding the foregoing provisions of this Section 3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3 and Section 4; provided, however, that any references in these By-laws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations of persons for election to the Board made or intended to be made in accordance with clause (C) of paragraph (a)(i) of this Section 3 or Section 4(f). Nothing in this Section 3 or Section 4 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances.
SECTION 4.    Proxy Access for Director Nominations.
(a)    The Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election or reelection to the Board who satisfies the eligibility requirements in this Section 4(a) (a “Stockholder Nominee”) and who is identified in a notice that complies with Section 4(f) and that is timely delivered pursuant to Section 4(g)

(the “Stockholder Proxy Access Notice”) by one or more stockholders acting on behalf of up to twenty stockholders who:
(i)    elect at the time of delivering the Stockholder Proxy Access Notice to have such Stockholder Nominee included in the Corporation’s proxy materials,
(ii)    as of the date of the Stockholder Proxy Access Notice, Own and have Owned (as defined above in Section 3 of Article II) continuously (as adjusted for any stock splits, stock dividends, or similar events) for at least three years (the “Minimum Holding Period”) shares of the Corporation entitled to vote in the election of directors that represent at least 3% of the outstanding shares of the Corporation entitled to vote in the election of directors (or, for any portion of the Minimum Holding Period prior to June 29, 2026, shares of common stock of Honeywell International Inc. (“Honeywell”) that, if held on the record date for the distribution of shares of the Corporation to holders of shares of Honeywell pursuant to that certain Separation and Distribution Agreement, effective as of June 29, 2026, by and between the Corporation and Honeywell (the “Separation Agreement”), would have entitled such Eligible Stockholder (as defined below) to receive such number of shares of common stock of the Corporation pursuant to the terms of the Separation Agreement that represents at least 3% of the outstanding shares of the Corporation entitled to vote in the election of directors) (the “Required Shares”), and
(iii)    satisfy the additional requirements in these By-laws (such stockholder or stockholders collectively, an “Eligible Stockholder”).
(b)    For purposes of satisfying the Ownership requirement under Section 4(a):
(i)    the outstanding shares of the Corporation Owned by one or more stockholders may be aggregated, provided that the number of stockholders and other beneficial owners whose Ownership of shares is aggregated for such purpose shall not exceed twenty, and
(ii)    two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall, in each case, be treated as one stockholder.
(c)    No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 4.

(d)    For purposes of this Section 4, the “Required Information” that the Corporation will include in its proxy statement is:
(i)    the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(ii)    if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Stockholder Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 4, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 4 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(e)    The Stockholder Proxy Access Notice shall set forth the information required under Section 3(a)(ii)(a) and (c) of these By-laws and in addition shall set forth:
(i)    the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;
(ii)    a copy of the Schedule 14N that has been or concurrently is filed with the U.S. Securities and Exchange Commission under Exchange Act Rule 14a-18;
(iii)    the written agreement of the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:
(A)    setting forth and certifying to the number of shares of the Corporation it Owns and has Owned as defined above in Section 3 of Article II continuously for the Minimum Holding Period as of the date of the Stockholder Proxy Access Notice and agreeing to continue to Own such shares through the date of the annual meeting, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the U.S. Securities and Exchange Commission;

(B)    the Eligible Stockholder’s agreement to provide (1) the information required under Section 3(a)(ii)(c) and (2) written statements from the record holder and intermediaries as required under Section 4(g) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting;
(C)    the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 4):
(1)    acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,
(2)    has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 4,
(3)    has not engaged and will not engage in a, and has not been and will not be a “participant” (as defined in Item 4 of the Exchange Act Schedule 14A) in another person’s, “solicitation” within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board, and
(4)    will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(D)    the Eligible Stockholder’s agreement to:
(1)    assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation,
(2)    indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 4, provided, however that, upon the election to the Board of its Stockholder Nominee, the indemnification by the Eligible Stockholder under this Section 4(e)(iii)(D) shall no longer apply,
(3)    comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting,
(4)    file all materials described below in Section 4(g)(iii) with the U.S. Securities and Exchange Commission, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A,
(5)    provide to the Corporation prior to the annual meeting such additional information as necessary or reasonably requested by the Corporation, and
(6)    promptly disclose to the Corporation if the Eligible Stockholder does not intend to continue to Own the Required Shares for at least one year following the annual meeting; and
(iv)    in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.
(f)    To be timely under this Section 4, the Stockholder Proxy Access Notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however that in the event the date of the current year meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day and not later than the close of business on the later of the 90th day prior to the current year meeting or the 10th day following the day on which public announcement of the date of the current year meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Stockholder Proxy Access Notice as described above.

(g)    An Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:
(i)    within five business days after the date of the Stockholder Proxy Access Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the Minimum Holding Period, verifying that the Eligible Stockholder Owns, and has Owned continuously for the Minimum Holding Period, the Required Shares,
(ii)    include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the U.S. Securities and Exchange Commission a statement certifying that it Owns and continuously has Owned, as defined in Section 4(c), the Required Shares for the Minimum Holding Period,
(iii)    file with the U.S. Securities and Exchange Commission any solicitation or other communication relating to the current year annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A,
(iv)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Proxy Access Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 4(b)(ii), and
(v)    in the case of a nomination where the Eligible Stockholder intends to solicit proxies, further update and supplement the Stockholder Proxy Access Notice to provide evidence and a certification that the stockholder has solicited proxies from holders of at least 67% of the voting power of the Corporation’s outstanding common stock entitled to vote in the election of directors in accordance with the requirements of Rule 14a-19(a)(3) under the Exchange Act. Such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days prior to the relevant meeting of stockholders.
(h)    Within the time period specified in Section 4(f) for delivery of the Stockholder Proxy Access Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation the questionnaire, representation and agreement set forth in Section 5 below. At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the U.S. Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors. At the request of the Corporation, the Stockholder Nominee must make himself or herself available for interviews with the Board or any committee thereof within no less than ten (10) days following such request.
(i)    Notwithstanding anything to the contrary contained in this Section 4, the Corporation may omit from its proxy statement any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i)    the Secretary of the Corporation receives notice that a stockholder intends to nominate a person for election to the Board and such stockholder did not elect to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 4,
(ii)    the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Proxy Access Notice, or if any of the information in the Stockholder Proxy Access Notice (or otherwise submitted pursuant to this Section 4) was not, when provided, true, correct and complete or the requirements of this Section 4 have otherwise not been met, or if the information required under this Section 4 of Article III of these By-laws is not delivered within the time frames specified herein,
(iii)    the Stockholder Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the U.S. Securities and Exchange Commission, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or a Principal Competitor, (D) is an officer, director or general partner of any legal entity where a fellow officer, director or general partner of such legal entity is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or a Principal Competitor, (E) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, or (F) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”),
(iv)    neither the Eligible Stockholder providing the Stockholder Proxy Access Notice nor a person appearing by proxy on such stockholder’s behalf appears at the meeting of stockholders to present the nomination or such business,
(v)    the Eligible Stockholder fails to comply with the requirements set forth in Rule 14a-19 under the Exchange Act, or
(vi)    the election of the Stockholder Nominee to the Board would cause the Corporation to be in violation of the Certificate of Incorporation, these By-laws, or any applicable state or federal law, rule, regulation or listing standard.
(j)    The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (including any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such annual meeting but who is nominated by the Board as a Board nominee for such annual meeting), together with
(i)    any nominees who were previously elected to the Board as (A) Stockholder Nominees pursuant to this Section 4 (including any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such prior annual meeting but who was nominated by the Board as a Board nominee for such prior annual meeting) or (B) otherwise as a nominee of any stockholder, in either case at any of the preceding two annual meetings and who are re-nominated for election at such annual meeting by the Board, and
(ii)    any Stockholder Nominee who was qualified for inclusion in the Corporation’s proxy materials for such annual meeting but whose nomination is subsequently withdrawn, shall not exceed the greater of (x) two or (y) 20% of the number of directors in office as of the last day on which a Stockholder Proxy Access Notice may be delivered pursuant to this Section 4 with respect to such annual meeting, or if such amount is not a whole number, the closest whole number below 20%; provided that if there is a vacancy on the Board and the number of directors is decreased prior to such annual meeting, then the 20% of the number of directors shall be calculated based on the number of directors in office as of the date of such decrease in the number of directors. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 4 exceeds this maximum number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Proxy Access Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
(k)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 4 for the next two annual meetings.
SECTION 5.    Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of a stockholder for election or reelection as a director of the Corporation, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 3 or 4, whichever is applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request of any stockholder of record within five business days after receiving such request) that such person:
(a)    is not and will not become a party to:
(i)    any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or
(ii)    any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law,
(b)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation,
(c)    in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, code of conduct, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation, and

(d)    consents to being named in the Corporation’s proxy statement and form of proxy and intends to serve a full term as a director of the Corporation, if elected.
SECTION 6.    Place of Meetings. Meetings of the Board shall be held at such place, within or outside of the State of Delaware, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.
SECTION 7.    Regular Meetings. Regular meetings of the Board shall be held in accordance with a yearly meeting schedule as determined by the Board; or such meetings may be held on such other days and at such other times as the Board may from time to time determine. Notice of regular meetings of the Board need not be given except as otherwise required by these By-laws.
SECTION 8.    Special Meetings. Special meetings of the Board may be called by the Chair of the Board, the Chief Executive Officer, the Lead Director of the Board, the Chair of the Nominating and Governance Committee of the Board or the Secretary at the request of any two independent directors.
SECTION 9.    Notice of Meetings. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required), stating the time, place and purposes thereof, shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, or shall be sent to him or her by electronic transmission so addressed, or shall be given personally or by telephone, on 24 hours’ notice or such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
SECTION 10.    Quorum and Manner of Acting. The presence of at least a majority of the authorized number of directors shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except where a different vote is required by law or the Certificate of Incorporation or these By-laws, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. Any action required or permitted to be taken by the Board may be taken without a meeting if all the directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board. Any one or more directors may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting of the Board.
SECTION 11.    Resignation. Any director may resign at any time by giving written notice to the Chair of the Board, the Chief Executive Officer or the Secretary, which notice shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein.
SECTION 12.    Removal of Directors. Subject to the rights of the holders of Preferred Stock, until the 2030 annual meeting of stockholders, directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of capital stock of the Corporation entitled to vote (the “Voting Stock”), voting together as a single class; and from and after the 2030 annual meeting of stockholders, directors may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class.
SECTION 13.    Compensation of Directors. The Board may provide for the payment to any of the directors, other than officers or employees of the Corporation, of a specified amount for services as a director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; provided, however, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
COMMITTEES OF THE BOARD
SECTION 1.    Appointment and Powers of Audit Committee. The Board shall, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate an Audit Committee of the Board, which shall consist of such number of directors as the Board may determine and shall be comprised solely of directors independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. The Audit Committee shall (i) make recommendations to the Board as to the independent accountants to be appointed by the Board; (ii) review with the independent accountants the scope of their examination; (iii) receive the reports of the independent accountants and meet with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports; (iv) review, either directly or through the independent accountants, the internal accounting and auditing procedures of the Corporation and (v) perform such other functions as may be assigned to it from time to time by the Board. The Audit Committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business by the committee and the vote of a majority of the members of the committee present at a meeting at which a quorum is present shall be the act of the committee.
SECTION 2.    Other Committees. The Board may, by the affirmative vote of a majority of the authorized number of directors, designate members of the Board to constitute an Executive Committee, a Compensation Committee and other committees of the Board, which shall in each case consist of such number of directors as the Board may determine, and shall have and may exercise, to the extent permitted by law, such powers and authority as the Board may by resolution delegate to them and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of any such committee shall constitute a quorum for the transaction of business by the committee and the vote of a majority of the members of such committee present at a meeting at which a quorum is present shall be the act of the committee.
SECTION 3.    Action by Consent; Participation by Telephone or Similar Equipment. Unless the Board shall otherwise provide, any action required or permitted to be taken by any committee may be taken without a meeting if all members of the committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the committee. Unless the Board shall otherwise provide, any one or more members of any committee may participate in any meeting of the committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting of the committee.
SECTION 4.    Changes in Committees; Resignations; Removals. The Board shall have power, by the affirmative vote of a majority of the authorized number of directors, at any time to change the members of, to fill vacancies in, and to discharge any committee of the Board. Any member of any such committee may resign at any time by giving written notice to the Chair of the Board, the Chief Executive Officer, the Chair of such committee or the Secretary, which notice shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board, provided such removal shall have been referred to in the notice of such meeting.
ARTICLE V
OFFICERS
SECTION 1.    Number and Qualifications. The officers of the Corporation may include a Chair of the Board, Vice Chair of the Board, Chief Executive Officer, President, one or more Vice Presidents, General Counsel, Treasurer, Secretary and Controller; provided, however, that any one or more of the foregoing offices may remain vacant from time to time, except as otherwise required by law. So far as practicable, the officers shall be elected annually on the day of the annual meeting of stockholders. Each officer shall hold office until the next annual election of officers and until his or her successor is elected and qualified, or until his or her death or retirement, or until he or she shall have resigned or been removed in the manner hereinafter provided. The same person may hold more than one office. The Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer and the President shall be elected from among the directors. The Board may from time to time elect or appoint such other officers or agents as may be necessary or desirable for the business of the Corporation. Such other officers and agents shall have such titles and duties and shall hold their offices for such terms as may be prescribed by the Board. The Chief Executive Officer may appoint one or more Deputy, Associate or Assistant officers, or such other agents as may be necessary or desirable for the business of the Corporation. In case one or more Deputy, Associate or Assistant officers shall be appointed, the officer such appointee assists may delegate to him or her the authority to perform such of the officer’s duties as the officer may determine.

SECTION 2.    Resignations. Any officer may resign at any time by giving written notice to the Chair of the Board, the Chief Executive Officer or the Secretary, which notice shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein.
SECTION 3.    Removal. Any officer or agent may be removed, either with or without cause, at any time, by the Board or, in the case of any officer or agent other than the Chief Executive Officer and the Chief Financial Officer, by the Compensation Committee at any meeting, provided, however, such removal shall have been referred to in the notice of such meeting if such meeting constitutes a special meeting; provided, further, that the Chief Executive Officer may remove any agent appointed by the Chief Executive Officer.
SECTION 4.    Vacancies. Any vacancy among the officers, whether caused by death, resignation, removal or otherwise, shall be filled in the manner prescribed for election to such office.
SECTION 5.    Chair of the Board. The Chair of the Board shall, if present, preside at all meetings of the Board and at all meetings of the stockholders. He or she shall perform the duties incident to the office of the Chair of the Board and all such other duties as are specified in these By-laws or as shall be assigned to him or her from time to time by the Board.
SECTION 6.    Vice Chair of the Board. The Vice Chair of the Board shall, if present, preside at all meetings of the Board at which the Chair of the Board shall not be present and at all meetings of the stockholders at which neither the Chief Executive Officer nor the Chair of the Board shall be present. He or she shall perform such other duties as shall be assigned to him or her from time to time by the Board or the Chief Executive Officer.
SECTION 7.    Chief Executive Officer. The Chief Executive Officer shall, if present, preside at all meetings of the stockholders at which the Chair of the Board shall not be present. He or she shall have, under the control of the Board, general supervision and direction of the business and affairs of the Corporation. He or she shall at all times see that all resolutions or determinations of the Board are carried into effect. He or she may from time to time appoint, remove or change members of and discharge one or more advisory committees, each of which shall consist of such number of persons (who may, but need not, be directors or officers of the Corporation), and have such advisory duties, as he or she shall determine. He or she shall perform the duties incident to the office of the Chief Executive Officer and all such other duties as are specified in these By-laws or as shall be assigned to him or her from time to time by the Board.
SECTION 8.    President. The President shall be the chief operating officer of the Corporation and shall perform such duties as shall be assigned to him or her from time to time by the Board or the Chief Executive Officer.
SECTION 9.    Vice Presidents. The Board shall, if it so determines, elect one or more Vice Presidents (with such additional titles as the Board may prescribe), each of whom shall perform such duties as shall be assigned to him or her from time to time by the Chief Executive Officer or such other officer to whom the Vice President reports.
SECTION 10.    General Counsel. The General Counsel shall be the chief legal officer of the Corporation and the head of its legal department. He or she shall, in general, perform the duties incident to the office of General Counsel and all such other duties as may be assigned to him or her from time to time by the Chief Executive Officer.
SECTION 11.    Treasurer. The Treasurer shall have charge and custody of all funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all funds of the Corporation in such depositaries as may be designated pursuant to these By-laws, shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever, shall disburse the funds of the Corporation and shall render to all regular meetings of the Board, or whenever the Board may require, an account of all his or her transactions as Treasurer. He or she shall, in general, perform all the duties incident to the office of Treasurer and all such other duties as may be assigned to him or her from time to time by the Chief Executive Officer or such other officer to whom the Treasurer reports.
SECTION 12.    Secretary. The Secretary shall, if present, act as secretary of all meetings of the Board, the Executive Committee and other committees of the Board and the stockholders and shall have the duty to record the proceedings of such meetings in one or more books provided for that purpose. He or she shall see that all notices are duly given in accordance with these By-laws and as required by law, shall be custodian of the seal of the Corporation and shall affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal. He or she shall, in general, perform all the duties incident to the office of Secretary and all such other duties as may be assigned to him or her from time to time by the Chief Executive Officer or such other officer to whom the Secretary reports.
SECTION 13.    Controller. The Controller shall have control of all the books of account of the Corporation, shall keep a true and accurate record of all property owned by it, its debts and of its revenues and expenses, shall keep all accounting records of the Corporation (other than the accounts of receipts and disbursements and those relating to the deposit or custody of funds and securities of the Corporation, which shall be kept by the Treasurer) and shall render to the Board, whenever the Board may require, an account of the financial condition of the Corporation. He or she shall, in general, perform all the duties incident to the office of Controller and all such other duties as may be assigned to him or her from time to time by the Chief Executive Officer or such other officer to whom the Controller reports.
SECTION 14.    Bonds of Officers. If required by the Board, any officer of the Corporation shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board may require.
SECTION 15.    Compensation. The salaries of the officers shall be fixed from time to time by the Board; provided, however, that the Chief Executive Officer may fix or delegate to others the authority to fix the salaries of any agents appointed by the Chief Executive Officer.

SECTION 16.    Officers of Operating Companies or Divisions. The Chief Executive Officer shall have the power to appoint, prescribe the terms of office, the responsibilities and duties and salaries of, and remove, the officers of the operating companies or divisions other than those who are officers of the Corporation.
SECTION 17.    Senior Management Official. The Board from time to time may designate an officer of the Corporation as the “Senior Management Official” (the “SMO”) for purposes of the United States National Industrial Security Program Operating Manual (the “NISPOM”) or any successor or equivalent requirement with respect to the Corporation’s performance of classified contracts. The Board shall only designate an individual who holds or can obtain a personnel security clearance and otherwise satisfies the requirements of the NISPOM as the SMO.
ARTICLE VI
CONTRACTS, CHECKS, LOANS, DEPOSITS, ETC.
SECTION 1.    Contracts. The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into any contract or to execute and deliver any instrument, which authorization may be general or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.
SECTION 2.    Checks, etc. All checks, drafts, bills of exchange or other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed in the name and on behalf of the Corporation in such manner as shall from time to time be authorized by the Board, which authorization may be general or confined to specific instances.
SECTION 3.    Loans. No loan shall be contracted on behalf of the Corporation, and no negotiable paper shall be issued in its name, unless authorized by the Board, which authorization may be general or confined to specific instances. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board shall authorize, which authorization may be general or confined to specific instances.
SECTION 4.    Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as may be selected by or in the manner designated by the Board. The Board or its designees may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-laws, as may be deemed expedient.

ARTICLE VII
CAPITAL STOCK
SECTION 1.    Stock Certificates and Uncertificated Shares. The shares of the Corporation may be represented by certificates in such form as the appropriate officers of the Corporation may from time to time prescribe or may be uncertificated. Each stockholder shall be entitled to have, in such form as shall be approved by the Board, a certificate or certificates signed by or in the name of the Corporation by any two officers of the Corporation representing the number of shares of capital stock of the Corporation owned by such stockholder. Any or all of the signatures on any such certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar had been such at the date of its issue. Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares may be uncertificated upon the original issuance thereof by the Corporation or upon surrender of the certificate representing such shares to the Corporation or its transfer agent.
SECTION 2.    List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare or cause to be prepared, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder upon request for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
SECTION 3.    Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2 of this Article VII or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
SECTION 4.    Transfers of Capital Stock. Transfers of shares of capital stock of the Corporation shall be registered on the stock record of the Corporation, and if requested by the registered owner or transferee thereof, a new certificate shall be issued to the person entitled thereto, upon presentation and surrender, with a request to register transfer, of the certificate or certificates representing the shares properly endorsed by the holder of record or accompanied by a separate document signed by the holder of record containing an assignment or transfer of the shares or a power to assign or transfer the shares or upon presentation of proper transfer instructions from the holder of record of uncertificated shares. The Board may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
SECTION 5.    Lost Certificates. The Corporation may issue uncertificated shares, or if requested by the registered owner, a new certificate or cause a new certificate to be issued, in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
SECTION 6.    Fixing of Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.
SECTION 7.    Registered Owners. Prior to due presentment for registration of transfer of a certificate representing shares of capital stock of the Corporation or of proper transfer instructions with respect to uncertificated shares, the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive dividends, to receive notifications, and otherwise to exercise all the rights and powers of an owner of such shares, except as otherwise provided by law.
SECTION 8.    Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors or by the Chief Executive Officer or President.

ARTICLE VIII
FISCAL YEAR
The Corporation’s fiscal year shall coincide with the calendar year.
ARTICLE IX
SEAL
The Corporation’s seal shall be circular in form and shall include the words “Honeywell Aerospace Inc., Delaware, 2026, Seal.”
ARTICLE X
WAIVER OF NOTICE
Whenever any notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.
ARTICLE XI
AMENDMENTS
These By-laws or any of them may be amended, supplemented, altered, changed or repealed or adopted in any respect at any time, either (i) at any meeting of stockholders, provided that any amendment, supplement, alteration, change or repeal or adoption proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting, or (ii) at any meeting of the Board. The affirmative vote of the holders of a majority of the outstanding Voting Stock shall be required for stockholders to amend, supplement, alter, change or repeal, or to adopt, any By-law; provided, that notwithstanding anything in these By-laws to the contrary (and in addition to any vote required by law), until the 2030 annual meeting of stockholders, the affirmative vote of the holders of at least 66 2/3% of the outstanding Voting Stock shall be required to amend, supplement, alter, change or repeal, or to adopt any By-law inconsistent with, Section 3 of Article II, Section 2(a) of Article III, Section 12 of Article III and this Article XI of the By-laws.

ARTICLE XII
FORUM FOR ADJUDICATION OF DISPUTES
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, stockholder or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these By-laws (each, as in effect from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware. Notwithstanding the foregoing, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting solely a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. The existence of any prior consent to the selection of an alternative forum shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article XII with respect to any current or future actions or claims. Notwithstanding anything to the contrary in this Article XII, nothing contained in this Article XII shall apply to any action brought to enforce any duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder, to the extent such application would be contrary to law.
ARTICLE XIII
EMERGENCY BY-LAWS
SECTION 1.    Emergency Board of Directors. In case of an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of the Board or the stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action in accordance with the provisions of the By-laws, the business and affairs of the Corporation shall be managed by or under the direction of an Emergency Board of Directors (the “Emergency Board”) established in accordance with Section 2 of this Article XIII.
SECTION 2.    Membership of Emergency Board of Directors. The Emergency Board shall consist of at least three of the following persons present or available at the Emergency Corporate Headquarters determined according to Section 5 of this Article XIII: (i) those persons who were directors at the time of the attack or other event mentioned in Section 1 of this Article XIII, and (ii) any other persons appointed by such directors to the extent required to provide a quorum at any meeting of the Board. If there are no such directors present or available at the Emergency Corporate Headquarters, the Emergency Board shall consist of the three highest-ranking officers or employees of the Corporation present or available and any other persons appointed by them.
SECTION 3.    Powers of the Emergency Board. The Emergency Board will have the same powers as those granted to the Board in these By-laws, but will not be bound by any requirement of these By-laws which a majority of the Emergency Board believes impracticable under the circumstances.
SECTION 4.    Stockholders’ Meeting. At such time as it is practicable to do so the Emergency Board shall call a meeting of stockholders for the purpose of electing directors. Such meeting will be held at a time and place to be fixed by the Emergency Board and pursuant to such notice to stockholders as it is deemed practicable to give. The stockholders entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.
SECTION 5.    Emergency Corporate Headquarters. Emergency Corporate Headquarters shall be at such location as the Board or the Chief Executive Officer shall determine prior to the attack or other event, or if not so determined, at such place as the Emergency Board may determine.
SECTION 6.    Limitation of Liability. No officer, director or employee acting in accordance with the provisions of this Article XIII shall be liable except for willful misconduct.
ARTICLE XIV
SEVERABILITY
To the extent any provision of these By-laws would be, in the absence of this Article XIV, invalid, illegal or unenforceable for any reason whatsoever, such provision shall be severable from the other provisions of these By-laws, and all provisions of these By-laws shall be construed so as to give effect to the intent manifested by these By-laws, including, to the maximum extent possible, the provision that would be otherwise invalid, illegal or unenforceable.